Exhibit 10.2

Execution Version

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between BARCLAYS BANK PLC (the “Assignor”) and CREDIT SUISSE, Cayman Islands branch (the “Assignee”) is dated as of April 7, 2006.  The parties hereto agree as follows:

1.                                       PRELIMINARY STATEMENT.  The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.                                       ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the loans listed in Item 3 of Schedule 1 and the other Facility Documents.  The total of the Revolving Credit Commitment and the Letter of Credit Participation Amount purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.                                       EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit I attached hereto has been delivered to the Agent.  Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 13.3.1 of the Credit Agreement.  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date or if any other condition precedent agreed to by the Assignor and the Assignee has not been satisfied.  The Assignor will notify the Assignee of the proposed Effective Date not later than the Business Day prior to the proposed Effective Date.  As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Facility Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Facility Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.                                       PAYMENT OBLIGATIONS.  On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby.  The Assignee shall advance funds directly to the Agent with respect to all Revolving Credit Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.                                       FEES PAYABLE BY THE ASSIGNEE.  The $3,500 processing fee required to be paid to the Agent in connection with this Assignment Agreement has been waived by the Agent.

6.                                       REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Facility Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in any Facility Document or in connection with any of the Facility Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Facility Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Revolving Credit Loans or the Reimbursement Obligations or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Revolving Credit Loans, the Letters of Credit or the Facility Documents.

7.                                       REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and with reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facility Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Facility Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Facility Documents are required to be performed by it as a Lender, and (v) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Facility Documents will not be “plan assets” under ERISA.

8.                                       INDEMNITY.  The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9.                                       SUBSEQUENT ASSIGNMENTS.  After the Effective Date, the Assignee shall have the right pursuant to Section 13.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Facility Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Facility Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not hereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10.                                 REDUCTIONS OF AGGREGATE COMMITMENT.  If any reduction in the Aggregate Revolving Credit Commitment or the Letter of Credit Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Revolving Credit Commitment or Letter of Credit Commitment, as the case may be.

11.                                 ENTIRE AGREEMENT.  This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12.                                 GOVERNING LAW.  This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

13.                                 NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

BARCLAYS BANK PLC

By:	/s/ Anth

Title:	Director

CREDIT SUISSE, Cayman Islands branch

By:	/s/ Jay Chall

Title:	Director

SCHEDULE 1

TO ASSIGNMENT AGREEMENT

1.	Description and Date of Credit Agreement:

That certain Second Amended and Restated Credit Agreement, dated as of January 31, 2005, among the Navigators Group, Inc., the financial institutions named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.

2.	Date of Assignment Agreement: April 7, 2006

3.	Amounts (As of Date of Item 2 above):

			Revolving Credit Facility	Letter of Credit Facility
	(a)	Aggregate Revolving Credit Commitment and Letter of Credit Commitment under Credit Agreement	$10,000,000	$115,000,000

	(b)	Assignee’s Percentage of each Facility purchased under the Assignment Agreement (taken to five decimal places);	6.40000%	6.40000%

	(c)	Amount of Assigned Share in each Facility purchased under the Assignment Agreement:	$640,000	$7,360,000

4.	Total of Assignee’s Revolving Credit Commitment and Letter of Credit Participation Amount purchased hereunder:		$8,000,000

5.	Proposed Effective Date:			April 7, 2006

Accepted and Agreed:

BARCLAYS BANK PLC		CREDIT SUISSE FIRST BOSTON, acting
through its Cayman Islands branch
By:	/s/ Anthony Kemp
Title:	Director	By:	Jay Chall
		Title:	Director

EXHIBIT I

TO ASSIGNMENT AGREEMENT

NOTICE
OF ASSIGNMENT

April 7, 2006

To:                                                                              The Navigators Group, Inc.

JPMorgan Chase Bank, N.A., as Administrative Agent

From:                                                                  Barclays Bank  plc (the “Assignor”)

Credit Suisse First Boston, acting through its
Cayman Islands branch (the “Assignee”)

1.                                       We refer to that certain Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.                                       This Notice of Assignment (the “Notice of Assignment”) is given and delivered to the Borrower and the Agent pursuant to Section 13.3.2 of the Credit Agreement.

3.                                       The Assignor and the Assignee have entered into an Assignment Agreement, dated as of April 7, 2006 (the “Assignment Agreement”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1.  The Effective Date of the Assignment Agreement shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 13.3.1 and 13.3.2 of the Credit Agreement have been delivered to the Agent; provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.                                       The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein.  The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter.  The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the

Assignor and the Assignee.  At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

5.                                       If Revolving Credit Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Revolving Credit Notes or, as appropriate, replacement notes, to the Assignor and the Assignee.  The Assignor and, if applicable, the Assignee each agree to deliver to the Agent for forwarding to the Borrower the original Revolving Credit Note received by it from the Borrower upon its receipt of a new Revolving Credit Note in the appropriate amount.

6.                                       The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

7.                                       The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment Agreement are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Facility Documents will not be “plan assets” under ERISA.

8.                                       The Assignee authorizes the Agent to act as its agent under the Facility Documents in accordance with the terms thereof.  The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Facility Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.

BARCLAYS BANK PLC	CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands branch

By:	By:

Title:	Title:

ACKNOWLEDGED AND CONSENTED TO BY JPMORGAN CHASE BANK, N.A., as Administrative Agent	ACKNOWLEDGED AND CONSENTED TO BY THE NAVIGATORS GROUP, INC.

By:	By:

Title:	Title: